James D. Burnside III #75977
DOWLING, AARON & KEELER, INC.
8080 North Palm Avenue, Third Floor
P.O. Box 28902
Fresno, California 93729-8902
Tel: (559) 432-4500 / Fax: (559) 432-4590

Attorneys for Plaintiff, Stanley Paulus

UNITED STATES DISTRICT COURT

EASTERN DISTRICT OF CALIFORNIA

STANLEY PAULUS,	Case No.

Plaintiffs,	COMPLAINT FOR MONEY DUE UNDER
PROMISSORY NOTE
vs.
DEMAND FOR JURY TRIAL
PACIFIC SANDS, INC., a Nevada corporation,

Defendants.

Plaintiffs, Stanley Paulus alleges:

JURISDICTION AND VENUE

1.    The Court has jurisdiction of the subject matter of this action pursuant to 28 U.S.C. §1332(a)(1) in that the matter in controversy exceeds the sum of $75,000, exclusive of interests and costs, and is between citizens of different states.

2.    Venue is appropriate in the Eastern District of California pursuant to 28 U.S.C. §1391(a)(2) because the offense or omissions on which plaintiff’s claim is based, including, where the promissory note was made and entered into, occurred in this District.

THE PARTIES

3.    Plaintiff Stanley Paulus resides within the Eastern District of California.

COMPLAINT FOR MONEY DUE UNDER PROMISSORY NOTE

4.    Defendant Pacific Sands, Inc. is a corporation organized under the laws of the State of Nevada with its principal place of business located in Racine, Wisconsin. Its principal place of business was previously located in the City of Clovis, County of Fresno, California.

CHARGING ALLEGATIONS

5.    On or about June 14, 2006, defendant Pacific Sands, Inc. executcd and delivered to plaintiff at Fresno, California its written promissory note, a true and correct copy of which is attached hereto as Exhibit A. Defendant promised and agreed to pay plaintiff the sum of $105,000 in installments commencing on October 1. 2006. The defendant also promised to compensate plaintiff in the form of stock as a late payment for any installments not paid when due.

6.    Defendant has failed to fulfill, and thus has breached, its obligations under the promissory note by its unexcused failure to make my installment payments of principal and failure to issue stock as and for a late payment penalty.

7.    By virtue of the foresaid breach defendant is indebted to plaintiff in the sum of $105,000 for principal plus late payment penalties.

8.    The promissory note also provides that in any litigation brought to enforce the note, the prevailing party should also be awarded its attorney fees and costs incurred. By virtue of the non-payment plaintiff has been obligated to retain the services of Dowling, Aaron & Keeler, Inc., attorneys at law to enforce the note.

DEMAND FOR JURY TRIAL

9.    Plaintiff hereby demands trial by jury.

WHEREFORE, plaintiff Stanley Paulus prays for judgment against the defendant Pacific Sands, Inc. as follows:

1.    For unpaid principal in the amount of $105,000.

2.    For late payment penalties according to proof.

3.    For reasonable attorneys fees according to proof.

COMPLAINT FOR MONEY DUE UNDER PROMISSORY NOTE

4.    For costs of suit incurred herein.

5.    For such other and further relief as the court deems just and proper,

Dated: April 30, 2007	DOWLING, AARON & KEELER, INC.

	By:	/s/ James D. Burnside III
James D. Burnside III
Attorneys for Plaintiff, Stanley Paulus

COMPLAINT FOR MONEY DUE UNDER PROMISSORY NOTE